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MEDIA CONTACTS:     Reba Reid
                    Edelman Worldwide
                    214/520-3555
                    rreid@edelman.com



       MARK LAYTON NAMED CEO OF DAISYTEK INTERNATIONAL
     Daisytek Recognizes Executive for Corporate Growth


     PLANO, Texas (May 13, 1997) -- Daisytek International Corporation (NASDAQ: DZTK) announced today that Mark Layton has been named the chief executive officer of the company. Layton will continue to hold the position of the company's president and chief operating officer. In his new position, Layton will continue to direct the overall operations, growth and development for Daisytek, the leading wholesale distributor of computer and office automation supplies and accessories.

     "I am proud to appoint Mark as CEO of our company, "
said David Heap, chairman of the board and previous chief
executive officer.  "His insight, industry expertise and
management style have driven the growth of Daisytek.  Mark
deserves high recognition for the company's success and
established reputation for implementing leading edge
practices.  Mark will continue to drive Daisytek's four
strategic objectives, including:   a continued focus on the
rapidly expanding consumable supplies market, further the implementation of innovative technological tools, expand internationally, and promote the company's distribution and telemarketing expertise to capitalize on the national trend towards outsourcing."

     Layton succeeds David Heap, chairman of the board and chief executive officer since Heap purchased the company in 1982. Heap will continue to act as chairman of the board.
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Layton Named CEO of Daisytek
Page Two


     Layton joined Daisytek in 1988 as vice president of operations and director and was appointed executive vice president in 1990. He was named president, chief operating officer and chief financial officer in 1993. Prior to joining Daisytek, Layton was a management consultant for Andersen Consulting, specializing in wholesale and retail distribution and technology.

     Layton is a recognized leader in the utilization of technology in business. His leadership, broad-based financial skills and years of practical management experience have proven him to be one of the top executives in the distribution industry today. Layton frequently speaks on issues related to distribution efficiency, technology trends and financial management.

     Layton graduated in 1981 from Northern Arizona
University with a bachelor of science degree in business and
management information systems.   He lives with his wife,
Cherie, and three children in Allen, Texas.

     Daisytek is a leading wholesale distributor of computer and office automation supplies and accessories, serving approximately 24,000 customer locations in North America and overseas. Through its strategic alliance with Federal Express, Daisytek distributes in excess of 8,000 products from more than 150 manufacturers via next business day delivery throughout North America. Leading manufacturers Daisytek represents include Hewlett-Packard, Kodak, IBM, Apple, Okidata, Lexmark, Imation, Xerox, Sony, Panasonic, Canon, Epson and Digital Equipment Corporation. You can find more information about Daisytek at http://www.daisytek.com.
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